As filed with the Securities and Exchange Commission June 14, 1995
                                            Registration Statement No. 33-58121

                      SECURITIES AND EXCHANGE COMMISSION

                              AMENDMENT NO. 1 TO
                                   FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               Dana Corporation
- --------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                                   Virginia
- --------------------------------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)

                                  34-4361040
- --------------------------------------------------------------------------------
                     (I.R.S. Employer Identification No.)

              4500 Dorr Street, Toledo, Ohio 43615, 419-535-4500
- --------------------------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Martin J. Strobel, Secretary, Dana Corporation
               4500 Dorr Street, Toledo, OH 43615, 419-535-4500
- --------------------------------------------------------------------------------
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                                        CALCULATION OF REGISTRATION FEE
_______________________________________________________________________________________________________________________________
                                                               Proposed               Proposed
                 Title of each                                 maximum                maximum                Amount of
                 class of                                      offering               aggregate              registration
                 securities to          Amount to be           price per              offering               fee
                 be registered          registered             unit                   price
_______________________________________________________________________________________________________________________________
                 Common Stock           2,356,283 shares        $23.8125(1)           $56,108,989(1)         $19,348(1)
                 (par value $1          and related
                 per share)             Preferred Share
                                        Purchase Rights

_______________________________________________________________________________________________________________________________

(1) Based upon a price of $23.8125 per share, the average of the high and low prices per share reported on the New York Stock Exchange Composite Transactions Index on March 10, 1995.

The Exhibit Index required by Item 601 of Regulation S-K is located at page 9 of the sequential numbering system.

                                   PROSPECTUS



                                DANA CORPORATION

                                2,356,283 Shares

                                  Common Stock
                            (Par Value $1 Per Share)



This Prospectus has been prepared for use in connection with the proposed sales by the stockholders named herein (the "Selling Security Holders") of an aggregate of 2,356,283 shares of Common Stock of Dana Corporation (the "Company").

The Selling Security Holders expect to make offerings and/or sales from time to time either pursuant to this Registration Statement or pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Offerings and/or sales are expected to be made in brokerage transactions (executed on the New York or Pacific Stock Exchanges and reportable on the New York Stock Exchange Composite Transactions Index) or in special offerings or exchange distributions made through the facilities of a national securities exchange at market prices related to those then prevailing for shares of the Company's Common Stock. Selling brokers will be paid usual and customary commissions. The average of the high and low prices of the Company's Common Stock reported on the New York Stock Exchange Composite Transactions Index on June 9, 1995, was $27.3125 per share.

                                ________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________


                   The date of this Prospectus is   , 1995.

                             AVAILABLE INFORMATION

The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can be inspected at The New York Stock Exchange, 20 Broad Street, New York, New York 10005; The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104; and The International (London) Stock Exchange, London EC2N 1HP, on which the Company's Common Stock is listed.

Copies of documents incorporated in this Prospectus by reference but not delivered herewith (other than exhibits to this Prospectus, unless specifically incorporated herein by reference) may be obtained without charge upon written or oral request from Martin J. Strobel, Secretary, P.O. Box 1000, Toledo, Ohio 43697 (telephone number: 419-535-4500).

The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.
For further information, reference is hereby made to the Registration
Statement.

No person has been authorized to give any information or to make any representation not contained in this Prospectus, in connection with the offers contained in this Prospectus. This Prospectus does not constitute an offering by any person in any state or jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein.

                                  THE COMPANY

The Company's principal executive offices are at 4500 Dorr Street, Toledo, Ohio 43615 and its telephone number is 419-535-4500. Its mailing address is P.O. Box 1000, Toledo, Ohio 43697.

                                USE OF PROCEEDS

The Company will receive no part of the proceeds of the offerings and/or sales made by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

The names, positions and material relationships within the past three years with the Company and its predecessors or affiliates, the number of shares of Common Stock of the Company owned prior to sale, and the number of shares of Common Stock to be offered by the Selling Security Holders are set forth below. None of the Selling Security Holders will own any Common Stock after the completion of the offering.

                                                                                        SHARES OF COMMON STOCK
                                  POSITIONS OR RELATION-                                OWNED PRIOR TO SALE
 NAME                             SHIP WITH THE COMPANY                                 AND TO BE OFFERED
 ----                             ----------------------                                ----------------------
 Harold J. Plumley                Security Holder                                                   1,291,616


 Opal A. Plumley                  Security Holder                                                       2,711

 Michael A. Plumley               Security Holder and Chief Executive                                 280,382
                                  Officer of Plumley Companies, Inc.

 Richard D. Plumley               Security Holder                                                     265,495


 William D. Plumley               Security Holder                                                     261,721

 Stephen R. Plumley               Security Holder and Vice President of                               254,358
                                  Technology of Plumley Companies, Inc.



Plumley Companies, Inc. was acquired by the Company on January 31, 1995, pursuant to an Agreement and Plan of Merger made as of that date (the "Merger Agreement")and is now a wholly-owned subsidiary of the Company. The Common Shares which are to be offered by the Selling Security Holders were issued to them pursuant to the Merger Agreement. Under the Merger

Agreement, the acquisition was accounted for as a "pooling of interests" in accordance with Accounting Principles Board Opinion 16 and as provided in Accounting Series Releases Nos. 130 and 135. The results of operations and financial condition of the pre-merger Plumley Companies, Inc. were not material to the Company's consolidated financial statements and, accordingly, the Company's financial statements were not restated for the pooling of interests.

                                 LEGAL MATTERS

The validity of the shares of Common Stock being sold in the offerings will be passed upon for the Company by Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are hereby incorporated into this Prospectus by reference:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

(2) The Company's report on Form 10-Q for the quarterly period ending March 31, 1995; and

(3) The material under the captions "Description of Registrant's Securities to be Registered" in the Company's Application for Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 on Form 8-A, dated on or about July 12, 1946, as amended by the Company's Amendment to Application or Report on Form 8, dated August 8, 1991, and "Description of Capital Stock" in the Company's registration statement on Form S-3 filed on May 13, 1992.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date hereof to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.  EXHIBITS.

     5           Opinion of Hunton & Williams (page II-9)

     23-A        Consent of Price Waterhouse LLP (page II-10)

     23-B        Consent of Hunton & Williams (included in Exhibit 5)

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on June 13, 1995.

                                        DANA CORPORATION (Registrant)


                                        By:       Martin J. Strobel
                                           ------------------------------------
                                                  Martin J. Strobel
                                                  Vice President and Secretary


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature and Title                        Date
- -------------------                        ----

Chief Executive Officer and
Director:

Southwood J. Morcott                       June 13, 1995
- --------------------------------
Southwood J. Morcott


Chief Financial Officer:

James E. Ayers                             June 13, 1995
- --------------------------------
James E. Ayers


Chief Accounting Officer:

Charles W. Hinde                           June 13, 1995
- --------------------------------
Charles W. Hinde

Signature and Title                     Date
- -------------------                     ----

Directors:


*Benjamin F. Bailar                     June 13, 1995
- ------------------------------
Benjamin F. Bailar

*Edmund M. Carpenter                    June 13, 1995
- ------------------------------
Edmund M. Carpenter

*Eric Clark                             June 13, 1995
- ------------------------------
Eric Clark

*Roger T. Fridholm                      June 13, 1995
- ------------------------------
Roger T. Fridholm

*Glen H. Hiner                          June 13, 1995
- ------------------------------
Glen H. Hiner

*Marilyn R. Marks                       June 13, 1995
- ------------------------------
Marilyn R. Marks

*John D. Stevenson                      June 13, 1995
- ------------------------------
John D. Stevenson

*Theodore B. Sumner, Jr.                June 13, 1995
- ------------------------------
Theodore B. Sumner, Jr.




*By  Martin J. Strobel
    --------------------------
     Martin J. Strobel
     Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.               DESCRIPTION                                                PAGE
- -----------               -----------                                                ----
5                Opinion of Hunton & Williams                                        II-9

23-A             Consent of Price Waterhouse LLP                                     II-10

23-B             Consent of Hunton & Williams (included in Exhibit 5)